EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of China Expert Technology, Inc. on Amendment No. 1 to Form SB-2 of our report dated February 22, 2005 except for the restatement discussed in Note 2 to the Consolidated Financial Statements as to which the date is March 10, 2006, with respect to the Consolidated Balance Sheet of China Expert Technology, Inc. as of December 31, 2004 and the related Consolidated Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the two years in the period ended December 31, 2004.

PKF
Certified Public Accountants
Hong Kong

April 28, 2006